EXHIBIT 10.22

AGREEMENT FOR THE PURCHASE OF ALL OF THE
SHARES OF CAPITAL STOCK OF
H&M PRECISION PRODUCTS, INC.

THIS AGREEMENT FOR THE PURCHASE OF SHARES OF CAPITAL STOCK OF H&M PRECISION PRODUCTS, INC. (the “Agreement”) made this _____________ day of March 2010, by and between H&M Precision Products, Inc., Inc., a New Mexico corporation (“H&M”), the security holders of H&M (the “Sellers”), GeoBio Energy, Inc., a publicly traded Colorado corporation (“GeoBio”), and for the purpose of setting forth the terms and conditions upon which the Sellers will sell to GeoBio one hundred percent (100%) of H&M’s issued and outstanding capital stock and capital stock equivalents (hereinafter defined).

WITNESSETH:

WHEREAS, the Sellers and GeoBio shall appoint Val R. Jolley, Esq. or an escrow agent acceptable to, and for the benefit of, the Sellers, to manage the transfer of consideration received from GeoBio for the sale of the Capital Stock (hereinafter defined) of H&M.  H&M shall bear any and all commissions or other transaction fees payable to ABC Advocate Business Consultants, Inc.

NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the parties herewith agree as follows:

ARTICLE I
SALE OF SHARES OF CAPITAL STOCK

1.01           Sale of Shares.  Subject to the terms and conditions of this Agreement, the Sellers agree to sell to GeoBio, pursuant to Section 4(2) of the Securities Act of 1933 (the “Securities Act”), one hundred percent (100%) of the total issued and outstanding common stock (defined herein), held by the Sellers in such amounts as set forth in Schedule 1.01, securities convertible into capital stock and all capital stock equivalents of H&M as of the date first written above (herein collectively referred from time to time as the “Capital Stock”), and GeoBio agrees to purchase the Capital Stock for the following consideration (the “Purchase Price”) subject to the covenants stated in Section 5 of Article V and to the terms and conditions of this Agreement, generally:

(a)
Cash Consideration. The Purchaser shall tender Six Million Eighty Five Thousand U.S. Dollars in cash ($6,085,000.00)(the “Cash Consideration”) to the principals of H&M (collectively referred to as the “Seller”) at Closing (defined in Section 4.01, herein).  The parties acknowledge that GeoBio intends to obtain such Cash Consideration prior to the Closing Date through a third-party financing (the “Financing”);

(b)
Promissory Note: GeoBio shall also tender a Five (5) year 8% Payment-In-Kind (“PIK”) Subordinated Promissory Note (the “Note”) to the Seller in the amount of Two Million Three Hundred Twenty Five Thousand U.S. Dollars ($2,325,000.00) at Closing.  The Note shall be fully subordinate to institutional lenders and debt investors, in form and in substance satisfactory to such lenders.  The PIK feature of the note shall enable GeoBio during the initial two (2) years following the execution (the “Note Execution Date”) of the Note, to substitute additional debt instruments in lieu of cash interest payments, as follows:

(i)
At the close of the first year following the Note Execution Date, all accrued but unpaid interest on the Note may be paid by the delivery to Sellers of an additional, four (4) year 8% payment-in-kind promissory note made in the amount or sum of any unpaid, accrued interest at such time (the “Year-1 Interest Note”).  By way of example, if no quarterly interest payments are made on the Note during the year following the Note Execution Date, the Year-1 Interest Note would be made in the principal amount of $186,000.00;

(ii)
At the close of the second year following the Note Execution Date (“Year-2”), all accrued but unpaid interest on the Note during Year-2 and/or on unpaid interest on the Year-1 Interest Note may be paid by the delivery to Sellers of (A) a three (3) year 8% payment-in-kind promissory note made in the amount or sum of any accrued but unpaid interest on the Note during Year-2 (the “Year-2 Interest Note”) and (B) an additional, three (3) year 8% promissory note in the amount of all unpaid interest on the Year-1 Interest Note (the “Year-1 Additional Interest Note”).  By way of example, if no quarterly interest payments are made on the Note or on the Year-1 Interest Note during Year-2, the Year-2 Interest Note and Year-1 Additional Interest Note would be made in the principal amounts of $186,000.00 and $14,880.00, respectively.  At the Seller’s option at the close of Year-2, the Note, Year-1 Interest Note, Year-2 Interest Note and Year-1 Additional Interest Note may be combined into a single, three (3) year promissory note; and

(iii)
Commencing with the interest payment(s) due on close of the first quarter of the third year following the Note Execution Date, and for all interest payments subsequently due through full payment of the Note, all interest payments shall be made quarterly and payable in cash only, unless otherwise agreed to by the Seller and GeoBio.

(c)
Lease and Purchase Option: GeoBio shall enter into a ten (10) year lease with the Sellers with a five (5) year extension option to lease the space required for conducting business operations, totaling approximately three and one-half (3.5) acres, more thoroughly described and depicted in Exhibit 1.01(c).   The monthly lease payments shall be Five Thousand U.S. Dollars ($5,000.00) per month (the “Base Rent”).  The Base Rent shall be increased on an annual basis following the five year term, commencing with the first monthly payment of the sixth (6th) lease year, by the percentage of increase, if any, in the Consumers Price Index-West, as published by the United States Department of Labor’s Bureau of Labor Statistics,.  The base period, for purposes of any adjustment, shall be the month of the year in which this Lease commences.  Each five year period following the commencement of rentals shall then be used for comparison purposes with any adjustment in Base Rent to be effective as of the terms of this Lease Agreement.  In no event shall the Base Rent be less than the sum or sums as specified above.  Should the aforementioned Index be discontinued, Lessor shall select the closest equivalent replacement index which reflects consumer prices, subject to Lessee’s approval, which shall not be unreasonably withheld or delayed.  The lease agreement shall include an option and right of first refusal to purchase the real property provided in the lease that shall be limited to the term of such lease.  A form of lease agreement shall be agreed upon and attached hereto as part of Exhibit 1.01(c) at Closing.

1.02           Escrow Agent/Broker.  The Sellers and GeoBio appoint, at their mutual approval, Val R. Jolley, Esq. as escrow agent to both parties (the “Escrow Agent”), to coordinate the delivery of the Consideration and Capital Stock, all certificates, corporate books and records thereto (the “Original Documents”), and distribution of the funds received for the sale of the Capital Stock.  H&M shall bear any and all commissions payable to ABC Advocate Business Consultants, Inc..

1.03           Exchange.  It is agreed that the Purchase Price will be transferred to the Escrow Agent by GeoBio as payment in full balance of the Purchase Price on the day before the Closing Date (defined below), in exchange for the Capital Stock purchased by way of this Agreement.  The Capital Stock delivered to GeoBio by H&M shall be at the time of transfer held in the name(s) and denomination(s) as detailed in Schedule 1.01, consisting of all the current shareholders of H&M and their number of their respective shares, actual copies of which stock certificates are attached hereto at Exhibit 1.03 (which shall show 100% of the issued and outstanding Common Stock of H&M), and the Original Documents (defined herein) shall be transferred to, and shall remain with the Escrow Agent until the transaction closes at which point the Escrow Agent (i) shall forward the Capital Stock and the Original Documents of H&M to GeoBio and (ii) shall transfer the Purchase Price to H&M’s designated account or, in the alternative, (iii) such exchange shall occur at the direction of the Escrow Agent.

1.04           Opening of Escrow.  Upon both the signing of this Agreement and the receipt, by the Escrow Agent, of payment of the Purchase Price, the escrow shall be opened and in effect.

1.05           Date of Closing.  The Closing will take place on or before June 1, 2010 (the “Closing Date”), under the terms described in Article IV of this Agreement at the Val R. Jolley, P.C. Law Office, 4801 N. Butler, Suite 4000, Farmington, New Mexico 87401.  Prior to the Closing Date, GeoBio shall have the exclusive right to purchase H&M; provided, however, that on or before January 4, 2010, GeoBio shall provide to Seller proposal letter from one or more financial institutions or financer indicating the financer’s ability to finance the Cash Consideration portion of this Agreement (the “Letter of Interest”).  To the extent that GeoBio provides one or more Letter(s) of Interest, GeoBio shall maintain its Exclusive Option to purchase H&M through the Closing Date.  If GeoBio is unable to provide one or more Letter(s) of Interest on or before January 4, 2010, GeoBio shall lose Exclusive Option and the Seller shall have the right to solicit additional offers of purchase form other potential buyers.

1.06           Initial Payment of Purchase Price and Additional Expenses.  GeoBio agrees to provide the following down payment on the Purchase Price plus up front reimbursement for certain expenses, as a good faith indication of its intent to complete the Closing on or prior to June 1, 2010:

(a)
A nonrefundable cash deposit of One hundred seventy-five U.S. Dollars ($175,000.00)(the “Cash Deposit”) toward  the Cash Consideration portion of the Purchase Price, to be delivered to the Trust Account of Val R Jolley, PC, on or prior to March 31, 2010, which Cash Deposit shall be either (a) credited against  payment of the Cash Consideration, as defined in Section 1.01 of the Agreement, at Closing or (b) forfeited to H&M, if and only if GeoBio fails to meet all Closing conditions; and

(b)	GeoBio’s provision of a Ten thousand U.S. Dollars ($10,000.00) cash payment to the Trust Account of Val R Jolley, PC, which Mr. Jolley shall transfer to Ken Shields for accounting services.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

H&M and the Sellers hereby represent and warrant to GeoBio, the following:

2.01           Organization.  H&M is a corporation duly organized in the State of New Mexico and has all necessary corporate powers to conduct business.  All actions taken by the incorporators, directors and/or shareholders of H&M have been valid and in accordance with the laws of the State of New Mexico.

2.02           Capital.  The authorized capital stock of H&M currently consists of Fifty Thousand (50,000) shares of common stock, One Dollar ($1.00) par value (“Common Stock”)(collectively, the Common Stock and any and all common stock equivalents and/or prefer stock or other forms of equity are referred collectively as to as the H&M’s “Capital Stock”).  At the Closing, one hundred percent (100%) of the all of the outstanding Capital Stock shall be transferred to GeoBio.  Additionally, upon Closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating H&M to issue or to transfer from treasury any additional shares of its Capital Stock.  Furthermore, the Sellers represent that they have title to, or the authority to direct, all outstanding shares of Capital Stock as fully paid and non-assessable and in accordance with the State of New Mexico corporate law and the applicable securities laws of the United States.

2.03           Financial Statements.  Documents provided to GeoBio will include consolidated financial statements consisting of (i) balance sheets, (ii) the related statements of income and retained earnings and (iii) statements of cash flow for fiscal years 2008 and 2009, the four  quarters subsequent to the most recent fiscal year end and for the interim period subsequent to the last fiscal quarter, including historic line item detail, as prepared by H&M’s certified public accountant, Kenneth W. Shields, on an accrual basis in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.  At the request and the cost of GeoBio, Mr. Shields converted the cash basis reports for October 1, 2007 through February 28, 2010 to accrued basis reports in accordance with Generally Accepted Accounting Principles (“GAAP”) as set forth in Schedule 2.03(A), attached hereto not later than the Closing (the “Financial Statements”).  As to H&M’s Financial Statements, the Sellers represent the following:

(a)
H&M has a minimum Adjusted EBITDA, as of the Closing, of no less than Two million, seven hundred thirty-three thousand, nine hundred forty U.S. Dollars ($2,733,940.00).  Adjusted EBITDA is, for these purposes, defined as EBIDTA in accordance with GAAP plus any excess compensation or dividends, or similar forms of compensation in provided in excess of salaries, as indicated in Schedule 2.03(A), detailed above;

(b)
The Financial Statements from October 1, 2007 through April 2010 shall have been prepared in accordance with GAAP.  The Financial Statements fairly present the financial position of H&M as of the date of the balance sheet included in the Financial Statements, and the results of its operations for the periods indicated; and

(c)
The Financial Statements provide full disclosure of all corporate and financial transactions of H&M since the date such Financial Statements were last prepared, which financial statements are set forth in Schedule 2.03(c), attached hereto.

2.04           Absence of Changes.  H&M warrants and represents that, since the most recent financial statements provided, for the period ended December 31, 2009, there have been no changes in the financial condition or operations of H&M except for changes in the ordinary course of business, which changes have not, in the aggregate, been materially adverse.

(a)
Closing Financial Statements.  Any changes to the financial condition, or absence thereof, will be evidenced by a set of Closing financial statements, to be submitted to GeoBio at the Closing (the “Closing Financial Statements”), attached hereto as Schedule 2.04(A), at the Closing.  A list referred to as “Schedule 2.04(B),” which references the existing and ongoing liabilities to be taken over by GeoBio upon Closing, will be provided prior to Closing.  Schedule 2.04(B) will be signed as accepted by GeoBio prior to Closing.  The Closing Financial Statements shall accurately depict the financial condition of H&M on that date and, subsequent thereto, H&M shall not, except in the ordinary course of business, purchase, or enter into any contracts to purchase, any assets, nor dispose, assign, transfer, or encumber any assets shown on the Closing Financial Statements without the written consent of GeoBio;

(b)
Financial Condition of the Company at Closing.  The financial condition of H&M at Closing shall not be less than the sum of the Total Stockholder’s Equity as noted in the September 30, 2009 financial statements, less Cash, plus Accounts Receivable and Inventory as of the same date (the “Working Capital”).  The Working Capital as of September 30, 2009 was $1,204,758.00.  All Accounts Receivable at Closing shall not be more than sixty (60) days past the invoice date.  All Accounts Payable shall not be older than forty-five (45) days past the invoice date.  If at Closing the Working Capital is less than $1,204,758.00, then GeoBio shall reduce the Cash Consideration by the amount of the difference.  If at Closing the Working Capital is greater than $1,204,758.00, then GeoBio shall assign Accounts Receivable to the Seller’s in an amount equal to the difference.

2.05           Liabilities.  H&M, at the signing of this Agreement, does not and will not, as of Closing, have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected in the corporate records of H&M submitted to GeoBio and/or included in Schedule 2.04.  Additionally, Sellers represent:

(a)
                H&M is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving H&M.  There is no other dispute of any kind between H&M and any third party, and no such dispute will exist at the Closing; and

(b)
               At the time of the delivery of the Cash Consideration at the Closing, the assets of H&M shall be free and clear of all liens and encumbrances, and GeoBio shall receive good and marketable title thereto.

2.06           Tax Returns.  Within the times and in the manner prescribed by law, H&M will file all federal, state, and local tax returns required by law.  H&M has paid, or will pay by the Closing, all taxes, assessments, and penalties due and payable.  No federal income tax returns of H&M have been audited by the Internal Revenue Service.  There are no present disputes as to taxes of any nature payable by H&M as of the Closing, there shall be no taxes of any kind due or owing except the following:  federal excise taxes and segment fees taxes which will be prorated as of May 31, 2010; employee payroll taxes subsequent to the last required quarterly payment; a list referred to as “Schedule 2.06” which references the federal excise taxes, segment fees taxes and employee payroll taxes payable by GeoBio upon Closing will be provided prior to Closing.  Schedule 2.06 will be signed as accepted by GeoBio prior to Closing.

2.07           Ability to Carry Out Obligations.  The Sellers have the right, power, and authority to enter into, and perform their obligations under this Agreement.  The execution and delivery of this Agreement by the Sellers and the performance by the Sellers of their obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which H&M, its officers, directors or the Sellers are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause GeoBio (and/or assigns) to be liable to any party, or (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of H&M or upon the shares of Capital Stock.

2.08           Full Disclosure.  None of the representations and warranties made by, or included in, any certificate or memorandum furnished or to be furnished by the Sellers, H&M, or on their behalf, contain or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

2.09           Contracts, Leases and Assets.  H&M is not a party to any contract, agreement or lease except as shown and identified on “Schedule 2.09(A)”, copies of which will be supplied to GeoBio prior to Closing.  No person holds a power of attorney from H&M or the Sellers, except as shown and identified on “Schedule 2.09(B)”, copies of which will be supplied to GeoBio.

2.10           Compliance with Laws.  To the best of its knowledge and ability, H&M has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation pertaining to H&M.  To the best of its knowledge and ability, H&M has complied with all federal and state securities laws in connection with the offer, sale and distribution of its securities.

2.11           Litigation.  H&M is not a party to any existing or pending suit, action, arbitration, or legal, administrative, or other proceeding, or prior, existing or pending governmental investigation. Furthermore, H&M is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

2.12           Conduct of Business.  Prior to the Closing, H&M shall conduct its business in the normal course, and shall not, without the approval of GeoBio, (i) sell, pledge, or assign any assets, (ii) amend its Certificate of Incorporation or Bylaws, (iii) declare dividends in actual form or equivalent effect, redeem or sell stock or other securities (which in no event shall be deemed in the normal course of business), (iv) incur any liabilities, except in the normal course of operations of the business, (v) commit to or issue any options, warrants or shares of Capital Stock or convertible into Capital Stock of H&M, or any common stock equivalents; (vi) enter into any debt, loan, debenture or encumbrance arrangement with respect to H&M or principal shareholders, officers and directors of H&M, (vii) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or (viii) enter into any other transaction not in the normal course of business.

2.13           Corporate Documents. Copies of each of the following documents, which are true, complete and correct in all material respects, will be submitted by or on behalf of H&M and Sellers at or before the Closing:

(i)	All of H&M’s Master Service Agreements (and/or similar agreements) between H&M and H&M’s customers and clients;

(ii)
Acceptable results of “Phase I Environmental Survey,” which the Sellers agree (A) to initiate upon GeoBio’s securing a Financing commitment and (B) which shall be conducted by a GeoBio approved, State of New Mexico certified consultant;

(iii)	All of H&M’s material contracts;

(iv)	Articles of Incorporation;

(v)	Bylaws;

(vi)	Consent of the Board of Directors to this Agreement, also attached hereto as Exhibit 2.13(vi) ;

(vii)	List of current Officers and Directors and the resignation(s) of officers and directors effective on the Closing date;

(viii)	Balance Sheet together with other financial statements, if any, described in Section 2.03;

(ix)	New Mexico Corporation Commission Filing Receipt or other documentation to show good standing;

(x)	Copies of all federal and state income tax returns, for the years including 2003 – 2009, if available or representation that there are no taxes owing;

(xi)	Stock register and stock certificate records of H&M;

(xii)	Certificate of Officer with respect to accuracy of representations and warranties in Article II herein;

(xiii)	Corporate minute book of Collins with all updated entries and filings;

2.14           Closing Documents.  All minutes, consents or other documents pertaining to H&M to be delivered at the Closing shall be valid and in accordance with the laws of the State of New Mexico.

2.15           Title.  The Sellers have good title to the shares of Capital Stock being sold to GeoBio, pursuant to this Agreement.  The shares will be, at the Closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind.  Except as provided in this Agreement, the Sellers and H&M are not parties to any agreement which offers or grants to any person the right to purchase or acquire any of the shares of Capital Stock.  The Sellers and H&M are not aware of any applicable local, state or federal law, rule, regulation, or decree which would, as a result of the purchase of the shares of Capital Stock by GeoBio impair, restrict or delay voting rights with respect to the shares of Capital Stock delivered by the Sellers.  The Sellers shall act in good faith at all times and act expediently to complete the transaction contemplated herein.

2.16           Representations.  All representations set forth in Article II shall be true as of the Closing and all such representations shall survive the Closing for a period of two (2) years.

ARTICLE III
INVESTMENT INTENT

3.01           Transfer Restrictions.                                             The Sellers and GeoBio agree that the Capital Stock being acquired pursuant to this Agreement may not be sold, pledged, assigned, hypothecated or otherwise transferred, unless such shares are registered under or in compliance with Rule 144 of the Securities Act of 1933 or other exemption from registration under the Act.

ARTICLE IV
CLOSING

4.01           Closing.  The Closing of the transaction will occur not later than June 1, 2010, at 4:00 pm PST, at the Val R. Jolley, P.C. Law Offices, 4801 N. Butler, Suite 4000, Farmington, New Mexico 87401 at which time the Original Documents and all corporate records of H&M have been approved by GeoBio and received by the Escrow Agent, and the Purchase Price has been delivered (the “Closing”) to the Escrow Agent.  The parties acknowledge that the Closing is conditioned upon the Purchaser having received the Financing required to fund the Cash Consideration, as set forth in Section 1.01(a) of this Agreement.

4.02           Documents to be Delivered at Closing.  As part of the Closing, those documents listed in section 2.13 of this Agreement, as well as the following, in form reasonably acceptable to counsel to the parties, delivered to the Escrow Agent:

(a)           By the Sellers:

(i)	100% of the issued and outstanding Capital Stock of H&M;

(ii)	copies of all of the business and corporate records of H&M that are in the possession of the Sellers or H&M along with representations regarding any then outstanding debts and/or debentures; and

(iii)	such other documents of H&M that are executed in the normal course of business.

(b)           By GeoBio;

(i)
Six Million Eighty Five Thousand U.S. Dollars in cash ($6,085,000.00)  representing the Purchase Price to be deposited by wire transfer to the Trust Account of Val R. Jolley, P.C. at the Citizens Bank, Farmington, New Mexico 87401, on the day before the Closing; and

(ii)
also the Five (5) year 8% Subordinated Promissory Note to the Seller in the amount of Two Million Three Hundred Twenty Five Thousand U.S. Dollars ($2,325,000.00), as set forth in Section 1.01(b), above.

(c)
The Purchaser and Seller shall have mutually agreed to and shall provide their signatures to a ten (10) year lease with the Sellers leasing to the Purchaser including a five (5) year extension option to lease the space required for conducting business operations, and the lease agreement shall include an option and right of first refusal to purchase the real property provided in the lease, totaling approximately three and one-half (3.5) acres, more thoroughly described and depicted in Exhibit 1.01(c), as set forth in Section 1.01(c), above.

4.03           Change of Directors.  At the Closing, the current Board of Directors of H&M (the “H&MBoard”) shall simultaneously submit their written resignations and appoint up to five (5) designees of GeoBio to the H&M Board.  Albert Rich and/or Elizabeth Rich shall have visitation rights with respect to all meetings of the Board of Directors of GeoBio, and shall be given fifteen (15) days advance notice of any said meetings, except in the event of Special Meetings of the Board, which notice provisions shall be consistent with Colorado Law and the Bylaws of GeoBio.

ARTICLE V
COVENANTS SUBSEQUENT TO CLOSING

5.01           Employment.  Following the Closing Date, the parties mutually agree to the following conditions subsequent:

(a)
H&M’s President, Albert Rich (“Albert Rich”), shall enter into a consulting agreement and become a consultant to H&M on a part-time basis, at a salary to be mutually agreed upon by the parties, for a period not less not less than twelve (12) months from the Closing Date to assist with the H&M’s transition subsequent to its acquisition by GeoBio; (the expected duties,  compensation and benefits, and the location at which these duties are to be performed is to be outlined by GeoBio and approved by Albert Rich prior to Closing);

(b)
Elizabeth Rich (“Elizabeth Rich”) of H&M shall remain employed by H&M on a full-time basis, at a salary and with benefits to be mutually agreed upon by the parties, for a period not less than thirty (30) days from the Closing Date to assist with the H&M’s transition subsequent to its acquisition by GeoBio; (the expected duties,  compensation and benefits, and the location at which these duties are to be performed is to be outlined by GeoBio and approved by Elizabeth Rich prior to Closing); and

(c)
Branden Rich (“Branden Rich”) of H&M shall remain employed by H&M on a full-time at basis, at a salary to be mutually agreed upon by the parties, for a period not less than one (1) year from the Closing Date, which may be extended upon GeoBio achieving certain goals mutually agreed to by the parties hereto (and the expected duties,  compensation and benefits, and the location at which these duties are to be performed is to be outlined by GeoBio and approved by Branden Rich prior to Closing); it is understood that Branden Rich will participate in GeoBio’s Stock Option Plan.  Prior to the Closing, the Purchaser and Branden Rich shall negotiate in good faith and enter into an employment agreement memorializing the foregoing. The good faith failure of GeoBio and Branden Rich to reach an employment agreement shall not be considered a breach of this Agreement nor grounds for GeoBio to rescind or void this Agreement.

(d)
        It is contemplated that H&M shall hire and employ John Campbell (“John Campbell”) to manage the operations of H&M during the twelve (12) month transition of ownership period following the Closing, on a full-time at basis, at a salary to be mutually agreed upon by the parties, for a period not less than one (1) year from the Closing Date; the parties shall negotiate in good faith on open items such as salary, benefits, and potential participation in GeoBio’s Stock Option Plan.   The good faith failure of GeoBio and John Campbell to reach an employment agreement shall not be considered a breach of this Agreement nor grounds for GeoBio to rescind or void this Agreement.

(e)

5.02           Indispensible Clients.   To the extent that revenue obtained from any current customer or client represents more than Twenty percent (20%) of H&M’s total annual revenue (an “Indispensible Client”), full payment of the Note is subject to adjustment and conditioned upon such Indispensible Client (or Clients) maintaining or increasing its total dollar contribution to gross revenue for the twelve (12) month period following Closing.  In the event that there is a loss of an Indispensible Client during the twelve (12) month period following the Closing that is not caused by the failure or inaction of GeoBio to properly service that Indispensible Client, as expressly stated in writing by such  Indispensible Client, then the Sellers shall have the right within twelve (12) months to replace such Indispensible Client with comparable new clients, without an adjustment to the Note.

5.03           Change of Control.  In the event, prior the principal and interest due on the Note being paid in full, Purchaser transfers, sells or assigns more than fifty-one percent (51%) of the ownership interest in Purchaser, excluding any sale or sales, transfers or assignments in connection with a financing, then Purchaser shall notify the Seller of such and the Seller shall have the right to accelerate the Note, at which point all outstanding  principal and interest on the Note shall become immediately due and payable in full.

5.04           Non-Compete.

H&M, its principals and management pledge and agree that they shall not compete with the business of H&M, as acquired by the Purchaser, nor compete within H&M’s industry (a “Competing Business”) anywhere in the following states for a period of five (5) years following the Closing of the Agreement:

·	New Mexico;
·	Colorado;
·	Utah;
·	Arizona;
·	Texas;
·	Oklahoma; and
·	Louisiana.

Notwithstanding the above, after the expiration of the five (5) year period, under no circumstances shall any party subject to this non-competition clause be entitled or otherwise allowed, in connection with operating a Competing Business, to use any of the methods, processes, chemicals or procedures currently used in the operation of Seller’s business.

5.05           Government Approvals.  Post Closing, and in conjunction with employment agreement referenced in 5.01 (a), Elizabeth Rich will cooperate with GeoBio to assist GeoBio in filing certificates formalizing the business combination contemplated herein with the State of New Mexico.

5.06   Inventory and Profit Levels.  Sellers are to be provided quarterly reports including Balance Sheets, Statements of Income and Statements of Cash Flow.  In the event there is a loss of thirty percent (30%) or more in gross revenue during any quarterly period reported in the quarterly reports (a “Revenue Deficiency”), then the Seller’s shall have the right to provide to the Board of GeoBio written comments and suggestions to improve gross revenue for the business operations of H&M (“Seller’s Written Comments”).  Upon receipt of Seller’s Written Comments, the Board shall have up to ninety (90) days to authorize the Company to implement Seller’s Written Comments.  If the Board fails to authorize Seller’s Written Comments and GeoBio does not otherwise correct the Revenue Deficiency by the end of the subsequent quarter, then the Sellers may accelerate the Note and the balance of the Note shall become immediately due and payable.

ARTICLE VI
REMEDIES

6.01           Arbitration.  Any controversy of claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in the State of New Mexico, City of Farmington, San Juan County, in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

6.02           Termination.  In addition to any other remedies, on or before the Closing date, GeoBio and/or the Sellers may terminate this agreement only if any of the warranties detailed herein have been breached.

6.03           Indemnification.  The Sellers and H&M singly, jointly and severally, agree to indemnify GeoBio against all actual losses, damages and expenses caused by (i) any material breach of this Agreement or warranty by them or any material misrepresentation of the Sellers contained herein, or (ii) any misstatement of a material fact or omission to state a material fact required to be stated herein or otherwise necessary to make the statements herein not misleading.

6.04           Indemnification Non-Exclusive.  The foregoing indemnification provision is in addition to, and not in derogation of any statutory, equitable or common law remedy any party may have for breach of representation, warranty, covenant or agreement.

ARTICLE VII
CONFIDENTIALITY

7.01           Confidential Information.  Each party hereto will treat all non-public, confidential and trade secret information received from the other party as confidential, and such party shall not disclose or use such information in a manner contrary to the purposes of this Agreement.  Moreover, all such information shall be returned to the other party in the event this Agreement is terminated.

ARTICLE VIII
MISCELLANEOUS

8.01           Captions and Headings.  The article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

8.02           No Oral Change.  This Agreement and any provision hereof, may not be waived, changed, modified, or discharged, orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

8.03           Non Waiver.  Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

8.04           Time of Essence.  Time is of the essence of this Agreement and of each and every provision hereof.

8.05           Entire Agreement.  This Agreement, including any and all attachments hereto, if any, contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

8.07           Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile signatures will be acceptable to all parties.

8.08           Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or on the second day if faxed, and properly addressed or faxed as follows:

If to GeoBio:

GeoBio Energy, Inc.
1100 Dexter Avenue, Suite 100
Seattle, WA 98109
Attention: Lance Miyatovich

With a copy to:

The Otto Law Group, PLLC
601 Union Street, Suite 4500
Seattle, Washington 98103
Attention: David M. Otto, Esq.

If to the Sellers:
C/O ABC Advocate Business Consultants, Inc.
33247 Fischer Peak Parkway, SFTR
Trinidad, CO 81082
Attention: Bill Bumstead

With a copy to:

Val R. Jolley, P.C. Law Firm
P.O. Box 2364
Farmington, NM 87499-2364
Attn: Val Jolley, Esq.

Elizabeth Rich, Vice-President, Secretary and Treasurer
1220 Basin Road
Farmington, NM 87401

Albert Rich, President
7111 Driftwood
Farmington, NM 87402

8.09           Binding Effect.  This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

8.10           Effect of Closing.  All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall be true and correct as of the closing and shall survive the Closing of this Agreement for two (2) years post closing.

8.11           Mutual Cooperation.  The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

H&M PRECISION PRODUCTS, INC.

THE SELLERS

/s/Albert Rich
Its: President

/s/Elizabeth Rich
By:  Elizabeth Rich
Its:  Vice-President, Secretary and Treasurer

SHAREHOLDERS:

/s/Albert Rich
Albert Rich

/s/Elizabeth Rich
Elizabeth Rich

GEOBIO ENERGY, INC.

/s/Lance Miyatovich
By: Lance Miyatovich
Its: Chief Executive Officer, Chairman